Exhibit 99.1

XWELL Grows Footprint Outside the Airport with Acquisition of Naples Wax Center

Transaction represents the first step in building XWELL’s retail portfolio outside the airport and positions the Company for revenue growth and profitability

NEW YORK, NY (September 12, 2023) — XWELL, Inc. (Nasdaq: XWEL) ("XWELL" or the "Company") today announced the acquisition of Naples Wax, LLC (“Naples Wax Center”), a group of upscale hair removal boutiques in Florida. In a transaction valued at approximately $1.5 million, the acquisition allows the Company to expand outside the airport and is intended to increase revenue and drive profitability.

“This is a great day for XWELL as we move wellness outside the airport and advance our strategic objective to grow our business serving a completely new set of customers,” said XWELL Chief Executive Officer Scott Milford. “The addition of Naples Wax Center enables us to move beyond our airport client base with a business we can adapt to our larger wellness platform while also growing their retail footprint to serve our long-term financial expectations.”

Known for providing a memorable customer experience, Naples Wax Center currently operates three high-performing locations with core products and service offerings from face and body waxing to a range of skincare and cosmetic products. The acquisition of Naples Wax Center allows us to explore cross-service promotion opportunities as well as expansion of our retail base and XWELL Rewards Program benefits.

“At our core, XWELL is focused on providing wellness and self-care for people on the go and we’ve always recognized that included evolution beyond the airport,” Milford added. “Today’s transaction also creates new compelling opportunities that accelerates our growth potential. First, we intend to leverage geographic synergies and lower out of airport costs to grow the Naples Wax Center portfolio by 8-10 additional locations during the next 12-18 months. Additionally, we will continue adding new acquisitions that complement XWELL’s out of airport growth strategy with the goal of making wellness and self-care more approachable to more customers.”

As part of this acquisition, XWELL plans to retain the existing staff of Naples Wax Center and will be deploying training and development to ensure a seamless transition and the continued delivery of exceptional services. Local guests can expect a smooth integration process that preserves the legacy of Naples Wax Center while introducing the service excellence that defines XWELL. Naples Wax Center customers will receive access to the XWELL Rewards Program and will soon earn valuable points that can be used for products and services across our family of brands.

The Company also announced that it has named Brandon Stewart, a founder and managing partner at Naples Wax Center, as Director of Development. In this role, Stewart will continue to oversee the operations of Naples Wax Center. He will also support the growth of XWELL’s new off-airport retail division — both at Naples Wax Center’s as well as other off-airport business models currently under consideration.

Milford concluded, “Although our first acquisition has taken time to bring to fruition, we had to thoroughly and comprehensively review several alternatives before we landed on acquiring Naples Wax Center. However, this initial step in our evolution was an essential one and boosts the speed in which we will identify and absorb future businesses into our portfolio. As we look ahead, I not only see traditional retail unit growth, but I also see XWELL extending its reach across other transportation hubs such as train stations and other travel venues. Further, I believe adding out of airport growth along with the ongoing international expansion of our spa brand and the continued improvement of our US airport spa model, establishes a sustainable and profitable business serving millions of customers globally.”

About XWELL, Inc.

XWELL, Inc. (Nasdaq: XWEL) is a leading global health and wellness holding company operating four brands: XpresSpa™, Treat, XpresCheck® and HyperPointe™.

•	XpresSpa is a leading airport retailer of wellness services and related products, with 36 locations in 15 airports globally.
•	Treat is a travel wellness brand and a fully integrated concept blending technology with traditional brick and mortar offerings to provide a holistic approach to physical and mental well-being for travelers.
•	XpresCheck is a provider of screening and diagnostic testing in partnership with the CDC and Concentric by Ginkgo, conducting bio-surveillance monitoring in its airport locations to identify new SARS-CoV2 variants of interest and concern as well as other pathogens entering the country from across the world.
•	HyperPointe is a leading digital healthcare and data analytics relationship company serving the global healthcare industry.

Forward-Looking Statements

This press release may contain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements relating to expectations about future results or events, including the Company’s current plans and expectations relating to the business and operations and future store openings for Naples Wax Center, are based upon information available to XWELL as of today's date and are not guarantees of the future performance of the Company, and actual results may vary materially from the results and expectations discussed. Additional information concerning these and other risks is contained in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and other Securities and Exchange Commission filings. All subsequent written and oral forward-looking statements concerning XWELL, or other matters and attributable to XWELL or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. XWELL does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

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Nicki Durazo

MWW

ndurazo@mww.com